February 25, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by the Goldman Sachs Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Registrant's Form N-SAR report dated
February 28, 2003.   We agree with the statements concerning our Firm in such
Form N-SAR.

Very truly yours,


PricewaterhouseCoopers LLP